Exhibit 1

To whom it may concern
July 14, 2008
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Delisting of American Depositary Shares from the New York Stock Exchange and Application to Terminate SEC Reporting Obligations
     NIS GROUP CO., LTD. (the “Company”) hereby announces that at a meeting of the board of directors held today a resolution was passed to voluntarily delist the Company’s American Depositary Shares (the “ADSs”) from the New York Stock Exchange (the “NYSE”) and to apply for termination of its registration and reporting obligations with the U.S. Securities and Exchange Commission (the “SEC”), as described below.
1. Reasons for Delisting from the NYSE
     The Company’s ADSs have been listed and traded on the NYSE since August 2002. However, trading volume of the Company’s ADSs on the NYSE has been light, with the bulk of trading taking place on the Company’s primary market, the Tokyo Stock Exchange. Taking into account the limited ADS trading on the NYSE, as well as the costs and benefits of maintaining the listing of its ADSs on the NYSE, the Company determined that it would be beneficial to its shareholders as a whole to voluntarily delist its ADSs from the NYSE and deregister and terminate its reporting obligations with the SEC.
     The Company will continue the listing of its common stock on the Tokyo Stock Exchange.
2. Anticipated Schedule for Delisting of ADSs from the NYSE

Resolution of the Board of Directors regarding delisting from the NYSE:	July 14, 2008
Delisting notice (Form 25) to be filed with the SEC:	July 25, 2008 (planned)
Effective date of delisting of ADSs from the NYSE:	August 4, 2008 (planned)
3. Termination of SEC Reporting Obligations
     The Company plans to file an application on Form 15F to deregister and terminate its reporting obligations with the SEC. Upon the filing by the Company of Form 15F with the SEC, the Company’s reporting obligations with the SEC, including the obligation to file reports on Form 20-F and Form 6-K, will immediately be suspended and will be terminated following a 90-day waiting period from the date of filing of the Form 15F or such shorter period as the SEC may determine.
4. ADR Program
     After delisting from the NYSE, the Company will retain its sponsored ADR program, in which The Bank of New York Mellon acts as depositary bank, and arrange for trading of its ADSs in the U.S. over-the-counter market.

5. Non-Compliance with NYSE Continued Listing Standards
     On February 8, 2008, the Company was notified by NYSE Regulation, Inc. that the average closing price of the Company’s ADSs for a consecutive 30-trading-day period had been less than $1.00. As a result, under the rules of the NYSE, the Company’s ADS price is “below criteria” for average closing price of a security, as has been reflected by the indicator “.BC” on the NYSE’s consolidated tape. In the notification, NYSE Regulation, Inc. informed the Company that in the event that six months following the date of the notification (the “cure period”), both a $1.00 ADS price and $1.00 average ADS price over the preceding 30 trading days has not been attained by the Company, the NYSE would commence suspension and delisting procedures. The Company is in full compliance with all other continued listing standards of the NYSE. The voluntary delisting by the Company of its ADSs is occurring during the abovementioned six-month cure period, and the Company intends to comply with all rules of the NYSE and Rule 12d2-2(c) under the U.S. Securities Exchange Act of 1934 governing the voluntary withdrawal of its ADSs from listing and registration on the NYSE.

Special Note Regarding Forward-Looking Statements
These materials contain forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct. In particular, we cannot assure that we will complete the actions referenced above or any other similar actions. Important risks and factors that could cause our actual results to differ materially from these forward-looking statements include without limitation the following: weak domestic economic conditions; the growing variety of legal means with which debtors can seek protection from creditors; changes to our portfolio of products and services and expansion into new business areas; the effect of fluctuations in the value of real estate held or securing loans; fluctuation in market environments regarding our investments; our ability to pursue and maintain profitable strategic alliances, joint ventures and strategic investments; increasing competition in the loan servicing market; risks associated with doing business in China; any future inability to obtain funds from lenders or access the debt capital markets on favorable terms; an increase in prevailing market interest rates; failure to implement our business strategies; the failure of our risk management systems; our ability to adequately evaluate or control risks associated with loans or guarantees we make or related collateral; any disruption or other difficulties experienced by our information or technological systems and networks; misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries; failure to maintain the confidentiality of personal information of our customers; and the influence of our chairman and his family over important decisions; as well as other factors identified in the Company’s annual report on Form 20-F and other filings with the U.S. Securities and Exchange Commission.